SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT is made as of the 1st day of May, 2014 ("Effective Date") between TC Loan Service, LLC., a Delaware LLC ("Sublessor") and Elevate Credit Service, LLC., a Delaware LLC ("Sublessee").

Recitals

A.WHEREAS, Sublessor is the tenant of premises located at Spectrum Center 5080 Spectrum Drive Addison, Texas ("Leased Premises") more particularly described that certain master lease, most recently amended on January 31, 2013, between Granite Properties COP-Spectrum Center LLC ("Landlord"), as landlord, and Sublessor, as tenant (such lease, all exhibits thereto, and any amendments or addendums thereto (as amended, "Prime Lease") are annexed hereto as Schedule A and made a part hereof).

B.WHEREAS, this Sublease is being negotiated and executed by Sublessor and Sublessee pursuant to that certain Distribution Agreement between Sublessor and Sublessee, dated as of May l, 2014 (the "Distribution Agreement").

C.WHEREAS, Sublessee desires to sublet certain portions of the Leased Premises from Sublessor and Sublessor is willing to sublet the Subleased Premises for the term and upon the other conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

Agreement

1.	Defined Terms.

a.The "Subleased Premises" means such portions of the Leased Premises being particularly identified on Schedule B, which the parties agree, for the purposes of this Sublease and any square footage calculations pursuant hereto, is approximately 7,489 square feet of office and approximately one percent (1%) of common space (building rentable area is 598,250 square feet).

b.Any term not defined but capitalized herein shall have the meanings ascribed to it in the Prime Lease.

2.Sublease of Subleased Premises .
a.Sublessor hereby grants to Sublessee, and Sublessee hereby accepts from Sublessor, subject to the covenants, agreements, terms, provisions and conditions of the Prime Lease and of this Sublease, a sublease to the Subleased Premises, together with all the rights and privileges appurtenant thereto, in its present "AS IS", "WHERE IS" condition and for the term of this Sublease.
b.Sublessee 's occupancy of the Subleased Premises will commence on May 1, 2014.
c.At the termination of this Sublease, Sublessee shall return the Subleased Premises to Sublessor broom-clean, in as good repair and condition as on the Effective Date, reasonable wear and tear excepted.

3.Use and Lawful Occupancy. The Subleased Premises shall be used only for Sublessee's office and for no other purpose, but subject in all events to the terms of the Prime Lease and applicable zoning laws. Sublessee shall be solely responsible for and comply with all laws relating to the use and occupancy of the Subleased Premises.

4.	Term and Termination.

a.Subject to Section 4(b), the "Term" of this Sublease shall commence on the Effective Date and end on August 31, 2018.

b.This Sublease shall terminate on the first to occur of the following: (i) one (1) calendar day before the expiration of the term of the Prime Lease; (ii) the date upon which the Prime Lease is terminated as a result of any provisions of the Prime Lease; and (iii) the date upon which Sublessee's right to occupancy of the Subleased Premises is terminated pursuant to this Sublease or as provided by law.

5.	Sublessee's Payment Obligations.
a.Rent. Sublessee covenants and agrees to pay to Sublessor, on a monthly basis, an amount equal to twelve thousand four hundred eighty one dollars and sixty seven cents ($12,481.67) per month including any applicable sales taxes ("Base Rent") commencing as of the Effective Date.

b.Common Area Operating Expenses. In addition to Base Rent, Sublessee covenants and agrees to pay to Sublessor, on a monthly basis, fifty percent (50%) of the Common Area Operating Expenses allocated by Landlord to Sublessor (total 14,977 square feet of rented space). As used herein, Base Rent together with Sublessee's percentage of the Common Area Operating Expenses, collectively, "Rent").

c.Holdover. If Sublessee fails to surrender the Subleased Premises or any portion thereof at the expiration or earlier termination of the Term, then it will be conclusively presumed that the value to Sublessee of remaining in possession, and the loss that will be suffered by Sublessor as a result thereof, far exceed the Rent and additional rent that would have been payable had the Term continued during such holdover period. Therefore, if Sublessee (or anyone claiming through Sublessee) does not immediately surrender the Subleased Premises or any portion thereof upon the expiration or earlier termination of the Term, then the rent payable by Sublessee shall be increased to two (2) times then-applicable base rent for the Subleased Premises as set forth in the Prime Lease. Such rent shall be computed by Sublessor and paid by Sublessee on a monthly basis and shall be payable on the first day of such holdover period and the first day of each calendar month thereafter during such holdover period until the Subleased Premises have been vacated. Notwithstanding any other provision of this Sublease, Sublessor's acceptance of such rent shall not in any manner adversely affect Sublessor's other rights and remedies, including Sublessor's right to evict Sublessee and to recover all damages. Any such holdover shall be deemed to be a tenancy at sufferance and not a tenancy at will or tenancy from month to month. In no event shall any holdover be deemed a permitted extension or renewal of the Term, and nothing contained herein shall be construed to constitute Sublessor's consent to any holdover or to give Sublessee any right with respect thereto.

d.Cleaning.    The Subleased Premises shall be cleaned in accordance with the standards set forth in the Prime Lease and included in the monthly Rent.

e.Time of Payment. All money required to be paid by Sublessee under this Sublease (other than pursuant to Section 6) shall be paid on or before the first (1st) day of each calendar month during the term of this Sublease and shall be paid to Sublessor without notice or demand and in lawful money of the United States, without abatement, deduction or setoff at the offices of Sublessor set forth in Section 14 or such other place as Sublessor may specify. Delays in such payment beyond the fifth (5th) calendar day of month will result in the amounts due accruing interest each month at a per annum rate equal to the Default Rate in the Prime Lease.

6.Additional Services. Sublessee acknowledges that it shall have access to and the use of the kitchen of Sublessor.

7.Alterations and Lobby Sign. Sublessee shall not make any installations, alterations, or additions to the Subleased Premises without the prior written consent of Sublessor, and then only pursuant to plans and specifications approved by Sublessor in advance in each instance including, without limitation, the installation of signs or physical alternation to the Subleased Premises. Notwithstanding the above, Sublessee shall have the right to hang a reasonable amount of pictures and other furnishings on the walls of the Subleased Premises by the use of nails, etc. In addition, Sublessee shall have the right to install signs (approved by Sublessor in its reasonable discretion) on the doors of the Subleased Premises containing the name and/or logo of Sublessee.

8.Ingress. Sublessee shall have direct access to the Subleased Premises twenty-four (24) hours per day, seven days per week.

9.Incorporation of Prime Lease. Except for sections inconsistent with the agreements and understandings expressed in this Sublease or applicable only to Landlord and Sublessor as the original parties to the Prime Lease, the terms, provisions, covenants, and conditions of the Prime Lease are hereby incorporated herein by reference as the same relate only to the Subleased Premises, on the following understandings:

a.In any case where Landlord reserves rights and remedies pursuant to the Prime Lease, said rights and remedies shall inure to the benefit of Sublessor as well as to Landlord;

b.With respect to work, services, repairs, repainting and restoration, or the performance of other obligations required of Landlord under the Prime Lease, Sublessor's obligation with respect thereto shall be to request the same of Landlord upon request in writing by Sublessee and to use reasonable diligence to obtain the same from Landlord;

c.In any instance where the consent of Landlord is required to any act or omission, Sublessor shall not be required to give such consent unless and until Landlord also has given its consent in writing; and

d.Sublessee shall perform and comply with the terms, provisions, covenants and conditions of the Prime Lease to the extent applicable to the Subleased Premises and this Sublease, and Sublessee shall not do or suffer to permit anything to be done that would result in a default under or cause the Prime Lease to be terminated or forfeited, including, but not limited to, the Applicable Requirements.

10.Assignment and Sublease. Sublessee may not assign or further sublet all or any part of the Subleased Premises without the prior written consent of Sublessor and in compliance with the Prime Lease. The Subleased Premises may not be encumbered in any manner by reason of any act or omission on the part of Sublessee or be sublet or offered or advertised for subletting except as provided herein. Sublessee and any permitted assignee of Sublessee shall remain jointly and severally liable for performance of all obligations of Sublessee under this Sublease.

11.Confidentiality. If during the term of this Sublease, one party and/or one of its affiliates (collectively, the "Recipient") acquires from the other party and/or one of its affiliates (collectively, the "Disclosing Party") information that includes, in whole or in part, Confidential Information (as defined below), the parties recognize and acknowledge that (a) all such Confidential Information is the property of the Disclosing Party (and in some cases the property of former, current or prospective clients, customers, or accounts or investors of the Disclosing Party); (b) the use, misappropriation, or disclosure of the Confidential Information would constitute a breach of trust, privacy obligations, and privilege, and could cause irreparable injury to the Disclosing Party; and (c) it is essential to the protection of the Disclosing Party's goodwill and to the maintenance of the Disclosing Party's competitive position and privilege that the Confidential Information be kept confidential and that the Recipient not disclose and take reasonable steps to protect the confidentiality of the Confidential Information and not use the Confidential Information to the Recipient's own advantage or the advantage of persons or entities (other than the Disclosing Party). The parties understand that "Confidential Information" means any proprietary information, financial data, technical data, client information, employment data, know-how, or any other business information disclosed by one party, or otherwise known to the other party, whether directly or indirectly, in writing or orally. The parties understand that Confidential Information does not include any information that (y) has become publicly known or been made generally available to the public through no wrongful act of the other party; or (z) has been disclosed with the Disclosing Party's prior written consent.

12.Default. If Sublessee (i) shall fail to pay Rent, or any other payments, charges, or monies in accordance with the provisions of this Sublease and such default shall continue after notice for a period of three (3) business days, (ii) shall cause the commission of waste or shall conduct act or acts constituting public or private nuisance, and/or an illegal activity on the Subleased Premises and such actions shall continue after notice for a period of three (3) business days or (iii) shall default in fulfilling or complying with any of its nonmonetary obligations hereunder and such default shall continue after notice for ten (10) calendar days, then and upon the happening of any of such events, Sublessor may without further notice to Sublessee elect to terminate this Sublease. Upon such election, the term of this Sublease shall expire, but Sublessee shall remain liable for sums equal to the aggregate of Rent and all other monies that would have been payable by Sublessee to Sublessor subject to Sublessor's obligation to make commercially reasonable efforts to mitigate damages. The rights and remedies of Sublessor stated in this Section 12 shall be in addition to, and not in lieu of, those rights and remedies of Sublessor that exist pursuant to the other provisions of this Sublease, whether by incorporation of the Prime Lease or otherwise, at law and in equity.

13.Parking. Sublessee shall be entitled to use Sublessor's share of the number of parking spaces attributable to Sublessor during the Term. All such parking shall be unreserved and on a first come, first-served basis.

14.Notices. All notices or other communications required or permitted hereunder shall be in writing and delivered personally, by facsimile or .pdf file, by overnight courier, or by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile, .pdf, or courier, or if mailed, three (3) calendar days after the date of mailing to the following addresses or to such other address as any party shall notify the other party (as provided above) from time to time.

If notice to Sublessor:
Think Finance, Inc.
4150 International Plaza Suite #400 Fort Worth, TX 76109
Email: mwong@thinkfinance.com Attention: Martin Wong CEO

If notice to Sublessee:

Elevate Credit, Inc.
4150 International Plaza Suite #300 Fort Worth, TX 76109
Email: krees@elevatecredit.com Attention: Ken Rees CEO

15.Termination of Prime Lease. This Sublease is subject and subordinate to the Prime Lease. If the Prime Lease shall terminate for any reason whatsoever, (i) this Sublease shall terminate simultaneously therewith and any unearned Rent and other monies prepaid hereunder shall be refunded to Sublessee, provided that such termination is not the result of a breach by Sublessee of this Sublease, and (ii) upon such termination of this Sublease, there shall be no further liability by Sublessor to Sublessee arising out of or in connection with this Sublease.

16.	Indemnification and Insurance.

a.Sublessee shall indemnify, defend and hold harmless Sublessor from and against all claims, actions, losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys' fees and expenses, which Sublessor may incur or pay by reason of (i) any accidents, damages or injuries to persons or property occurring in, on or about the Subleased Premises caused by Sublessee or its employees, agents, contractors or invitees, (ii) any breach or default hereunder on Sublessee's part, (iii) any work done in or to the Subleased Premises by Sublessee and/or Sublessee's employees, agents, contractors, invitees or any other person claiming through or under Sublessee, or (iv) any act, omission or negligence on the part of Sublessee and/or Sublessee's employees, agents, customers, contractors, invitees, or any other person claiming through or under Sublessee.

b.Neither Sublessor nor its agents or employees shall be liable for (i) any damage to property of Sublessee or of others entrusted to employees of Sublessor, (ii) the loss of or damage to any property of

Sublessee by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, steam, gas, electricity, electrical disturbance, water, rain or snow or leaks or by dampness or by any other cause of whatsoever nature (whether similar or dissimilar to those above specified), (iv) any such damage caused by construction of any improvements or alterations, or (v) any latent defect in the Subleased Premises.

c.Sublessor shall indemnify, defend and hold harmless Sublessee from and against all claims, actions, losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys' fees and expenses, which Sublessee may incur or pay by reason of any accidents, damages or injuries to persons or property occurring in, on or about the Subleased Premises caused by gross negligence or willful misconduct of Sublessor or its employees, agents, contractors or invitees.

d.Sublessee shall, at Sublessee's expense, procure and maintain in full force and effect at all times during the term of this Sublease insurance coverage to the extent that is no less than that which is required by Landlord pursuant to the terms and conditions of the Prime Lease. Sublessee shall provide Sublessor with Certificates of Insurance evidencing the insurance required hereunder. Each certificate shall provide that thirty (30) calendar days prior written notice shall be given Sublessor in the event of cancellation or change in the policies. Sublessor, in addition to Landlord and any other parties identified in the Prime Lease, shall be named as additional insureds in each of Sublessee's policies, except Workers' Compensation.

e.It is understood and agreed that any coverage provided by Sublessee to Sublessor is primary insurance and shall not be considered contributory insurance with any policies of Sublessor, the fee owner or their subsidiaries, co-owners or joint venturers, if any.

17.Landlord Approval. This Sublease is contingent upon Landlord approving this Sublease in accordance with the terms of the Prime Lease and a copy of said approval being delivered to Sublessor and Sublessee.

18.No Brokers. The parties each represent to the other that they have not engaged a broker, finder, agent or salesmen in connection with this Sublease and no brokerage commission or fee is due to a broker, finder, agent or salesmen claiming by, through or under said party, resulting from this Sublease.

19.Quiet Enjoyment. During the term of this Sublease, Sublessor shall endeavor to have Sublessee provided with quiet enjoyment of the Subleased Premises, subject to the terms and conditions of this Sublease.

20.Binding Authority. Individuals executing this Sublease warrant that they have the authority to bind Sublessor or Sublessee, as the case may be, to the obligations created herein and that they are an owner or authorized representative of the party for which they sign.

21.Benefits of Agreement. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective executors, administrators, successors, and permitted assigns.

22.Governing Law. This Sublease shall be governed by, and construed in accordance with, the internal laws of the State of Texas without regard to conflict of laws principles thereof.

23.Entire Agreement. This Sublease constitutes the entire agreement between the parties with respect to the matters covered hereby and supersedes all previous written, oral, electronic, or implied agreements and understandings between the parties with respect to such matters.

24.Amendments and Modifications. This Sublease may be amended or modified only in a writing signed by both parties.

25.Titles and Headings: Definitions. The headings in this Sublease are for reference purposes only and shall not in any way affect the meaning or interpretation of this Sublease.

26.Waiver of Rights. No delay or omission by Sublessor in exercising any right under this Sublease shall operate as a waiver of that or any other right. A waiver or consent given by Sublessor on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

27.Severability. The invalidity of any portion hereof shall not affect the validity, force, or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law.

28.Signatures. This Sublease may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument. The signature of a party on any counterpart that is transmitted by facsimile or via .pdf file to the other party shall be deemed an original signature binding upon the executing party and acceptable to the other party.

[Signature page follows.]

IN WITNESS WHEREOF, Sublessor and Sublessee have duly executed this Sublease as of the Effective Date.

SUBLESSOR:

TC Loan Service, LLC

By:      /s/ Chris Lutes
Name:    Chris Lutes
Title:     CFO

SUBLESSEE:

Elevate Credit Service, LLC

By:      /s/ Jason Harvison
Title:     Chief Product Officer
Name:    Jason Harvison

Schedule A
Prime Lease

Schedule B

Subleased Premises

2nd Floor - 7,489 square feet